Exhibit 5.1

Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, NY 10019-6092 tel +1 212 259 8000 fax +1 212 259 6333
April 17, 2009
Fidelity National Financial, Inc.
601 Riverside Avenue Jacksonville,
Florida 32204
     Re:      Registration Statement on Form S-3 for Fidelity National Financial, Inc.
Ladies and Gentlemen:
     We have acted as special counsel for Fidelity National Financial, Inc., a Delaware corporation (the “Company”), in connection with the proposed public offering by the Company of an aggregate of 18,170,000 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (including up to 2,370,000 Shares which the underwriters in the public offering (the “Underwriters”) have the option to purchase to cover over-allotments, if any) pursuant to the terms of the Underwriting Agreement, dated April 14, 2009, between J.P. Morgan Securities Inc. and Goldman, Sachs & Co., as representatives of the Underwriters named in Schedule 1 thereto, and the Company (the “Underwriting Agreement”). The Shares are included in a registration statement on Form S—3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 14, 2007 (File No. 333-147391) (the “Registration Statement”), a base prospectus dated November 14, 2007 (the “Base Prospectus”), a prospectus supplement dated April 14, 2009 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”) and the Underwriting Agreement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     In connection with the opinion expressed below, we have examined (a) the Registration Statement; (b) the Prospectus Supplement; (c) a copy of the Company’s Amended and Restated Certificate of Incorporation; (d) a copy of the Company’s Amended and Restated Bylaws; (e) certain resolutions of the Board of Directors of the Company; and (f) certain resolutions of the Pricing Committee of the Board of Directors of the Company. In addition, we have examined originals (or copies certified or otherwise identified to our satisfaction) of such other records of the Company, certificates of public officials, and such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries, as we have deemed necessary or appropriate for the purposes of the opinion furnished herein.
New York | London multinational partnership | Washington, dc
Albany | Almaty | Beijing | Boston | Brussels | Chicago | Doha | Dubai
Frankfurt | Hong Kong | Houston | Johannesburg (pty ) ltd. | Los angeles | Milan | Moscow
Paris multinational partnership | Riyadh affiliated office | Rome | San Francisco | Silicon Valley | Warsaw

Fidelity National Financial, Inc.
April 17, 2009

     In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when the relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements, representations, certificates and covenants of officers and representatives of the Company and of public officials. We have assumed that such statements, representations, certificates and covenants are and will continue to be true and complete without regard to any qualification as to knowledge or belief.
     Based upon and subject to the foregoing, and subject to the further qualifications, assumptions and limitations stated below, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid, and nonassessable.
     The opinion expressed herein is limited in all respects to the laws of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinion expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
     This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinion contained herein.
     We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated April 17, 2009 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Dewey & LeBoeuf LLP
Dewey & LeBoeuf LLP